EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-02247) and related Prospectus of United Stationers Inc. for the registration of 809,279 shares of its common stock and the incorporation by reference therein of our reports dated June 27, 1995 and January 29, 1996 (except for Note 16, as to which the date is March 27, 1996), with respect to the consolidated financial statements and schedules of United Stationers Inc. for the seven month transition period ended March 30, 1995 and the year ended December 31, 1995, respectively, included in its Annual Report (Form 10K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Chicago, Illinois
April 10, 1996